Otonomy’s Stock Option Exchange Program [DATE] CONFIDENTIAL Exhibit (a)(1)(H)

Agenda What is the option exchange program (“Offer”)? Why is this Offer being made? What is the time period for the Offer? Who can participate in the Offer? Which options are eligible for exchange? What will you receive in the Offer? What is the vesting schedule of the new options? What’s next / How do I learn more? How do I participate in the Offer? Offer Website review Via Fax Examples Questions CONFIDENTIAL

What is the option exchange program? Otonomy is offering a one-time, voluntary opportunity for its eligible employees to exchange certain outstanding “underwater” stock options for new options (the “Offer”). Subject to the terms of the Offer and our acceptance of your properly tendered options, each exchanged option to purchase one share of our common stock will be replaced with a new option to purchase one share of our common stock (except for certain eligible officers who will receive a lesser amount of new options). CONFIDENTIAL Why is the Offer being made? Our stock experienced a significant price reduction recently and our employees hold options with per share exercise prices higher than the current market price for a share of Otonomy’s common stock. The exchange program is designed to restore the retention and incentive value of Otonomy’s equity compensation.

What is the time period for the exchange program? CONFIDENTIAL Offering period starts December 20, 2017 Offering period ends January 19, 2018 at 9:00 pm PT (unless extended) (the “expiration date”) You may elect to exchange your eligible options or change or withdraw your elections at any point during the offering period. All valid elections made as of the expiration date are final. New options are scheduled to be granted on the same calendar day as the expiration date (but after the Offer expires). Who can participate? Employees of Otonomy as of the date the Offer starts who remain employees through the date new options are granted (December 20 _ January 19, 2018, unless the offering period is extended) (“eligible employees”); and Who hold eligible options (as described in the next slide). Participation is entirely voluntary for eligible employees.

CONFIDENTIAL Which options are eligible for exchange? Stock options to purchase shares of Otonomy’s common stock that: (i) have a per share exercise price greater than $12.00, (ii) were granted under Otonomy’s Amended and Restated 2010 Equity Incentive Plan or 2014 Equity Incentive Plan, and (iii) are outstanding and unexercised as of the expiration date (January 19, 2018, unless the offering period is extended) (“eligible options”). Eligible options may be vested or unvested. This information is available in your e-trade account. For your convenience, we will provide the following personalized information on our Offer website for each of your eligible options: Grant Date Per Share Exercise Price           Type of Eligible Option Grant Shares Underlying Eligible Option Grant       Vested Shares Underlying Eligible Option Grant(*)       Unvested Shares Underlying Eligible Option Grant(*) Shares Underlying New Option Grant     Shares Underlying New Option Grant Subject to Vesting Schedule A     Shares Underlying New Option Grant Subject to Vesting Schedule B Election                                         Eligible Option Grant New Option Grant (*) These columns display the number of vested and unvested shares of our common stock subject to the eligible option grant as of January 19, 2018 (assuming vesting in accordance with the applicable vesting schedule, and no exercise or early termination occurs, through January 19, 2018).

What will you receive if you participate in the Offer? Participating non-officer employees: each exchanged option to purchase one share of our common stock will be replaced with a new option to purchase one share of our common stock. Participating officer employees*: each exchanged option to purchase one and one half shares of our common stock will be replaced with a new option to purchase one share of our common stock (exchange ratio of 1.5:1), with any fractional share rounded down to the nearest whole share. All new options will be nonstatutory stock options. The new option grant date will be the same calendar day as the date the Offer expires (January 19, 2018, unless the offering period is extended). All new options will have an exercise price per share equal to the closing sales price of a share of our common stock on the new option grant date. New options will have a maximum term of 8 years from grant. CONFIDENTIAL * Refers to Otonomy’s President and Chief Executive Officer, Chief Financial and Business Officer, General Counsel and Chief Compliance Officer, Chief Technology Officer and Chief Medical Officer.

What is the vesting schedule for the new options? CONFIDENTIAL Exchanged Option Grant Vesting Status Shares subject to exchanged option grant that are currently vested or that would be scheduled to vest within 6 months after the new option grant date All other unvested shares subject to the exchanged option grant Corresponding New Option Grant Vesting Schedule 1 year anniversary of the new option grant date 1/3 of the shares on the 1 year anniversary of the new option grant date, and 1/36th of the shares monthly thereafter on the same day of the month as the new option grant date over an additional period of 2 years All new options will be unvested on the new option grant date. The new option grant date will be the expiration date (January 19, 2018, unless the offering period is extended). All new options will be subject to a new vesting schedule, in each case subject to your continued service with us or any of our subsidiaries through the applicable vesting dates:

CONFIDENTIAL Launch Email from Dave Weber (“Launch Email”) From OtonomyExchange@equitybenefits.com on behalf of Dave Link to Otonomy Offer website with login information Includes as attachments the Offer to Exchange Certain Outstanding Stock Options for New Stock Options (“Offer to Exchange”) and election form Review Offer to Exchange, election form, and Launch Email which comprise the terms of the Offer. Other materials referenced in these documents are available on Offer website or upon request. Log in to the Offer website for additional resources. What’s next/How do I learn more?

How do I participate in the Offer? Participation is voluntary. You have the following choices: Do nothing and you will be deemed not to have participated in the Offer – no changes will be made to your eligible options. Complete the election process online via Otonomy’s Offer website: https: //otonomy.equitybenefits.com Login instructions (including username and password) are provided to you in the Launch Email. OR Return a properly completed election form via fax to Carla Boren, Otonomy Inc., at (408) 979-8707. Follow all instructions provided in the Offer documents. By 9:00 pm PT on January 19, 2018 (the current expiration date) Responses submitted by any other means, e.g., email, hand delivery, interoffice, U.S. mail, Federal Express, are not permitted. Changes to your election and any withdrawal from participation, if any, also are permitted via the Offer website or fax, and must be received by the expiration date. CONFIDENTIAL

EXCHANGE OFFER WEBSITE CONFIDENTIAL

Exchange Offer Website: Login Page Use link in launch email from Dave, or go to https://otonomy.equitybenefits.com Log in to the Offer website using the login instructions provided to you in the Launch Email. CONFIDENTIAL

Exchange Offer Website: Home Page CONFIDENTIAL

Exchange Offer Website- Step 1: Make My Election CONFIDENTIAL

Exchange Offer Website- Step 1: Make My Election, cont. CONFIDENTIAL

Exchange Offer Website- Step 2: Review My Election CONFIDENTIAL

Exchange Offer Website- Step 3: Submit My Election CONFIDENTIAL

Exchange Offer Website- Step 4: Print My Election Confirmation CONFIDENTIAL

Exchange Offer Website- Step 4: Print My Election Confirmation, cont. CONFIDENTIAL

Do I have to exchange all of my eligible options? No - you may pick and choose which of your outstanding eligible option grants you wish to exchange. You must exchange the entire outstanding and unexercised portion of any particular eligible option grant that you choose to exchange. If you have exercised part of a grant, only the remaining unexercised portion is eligible to be exchanged. You may not elect to exchange only a portion of any particular eligible option grant (such as the vested portion, or unvested portion, or otherwise). CONFIDENTIAL

Do I have to exchange all of my eligible options? (Example) Example: You hold (i) an eligible option grant to purchase 1,000 shares of our common stock, 700 of which you have already exercised, and (ii) an eligible option grant to purchase 1,000 shares of our common stock and (iii) an eligible option grant to purchase 2,000 shares of our common stock, you may elect to exchange: The first eligible option grant, covering the entire remaining 300 shares The second eligible option grant, covering 1,000 shares The third eligible option grant, covering 2,000 shares One, two or all three of your three eligible option grants None of your eligible option grants CONFIDENTIAL

Do I have to exchange all of my eligible options? (Example, cont.) Example: You hold (i) an eligible option grant to purchase 1,000 shares of our common stock, 700 of which you have already exercised, and (ii) an eligible option grant to purchase 1,000 shares of our common stock and (iii) an eligible option grant to purchase 2,000 shares of our common stock: You may not elect to exchange your first eligible option grant with respect to only 150 shares (or any other partial amount). You may not elect to exchange less than all of the shares under the second or third eligible option grants. CONFIDENTIAL

You can change or withdraw your elections with respect to all or some of your eligible option grants at any time before the expiration date, currently expected to be 9:00 pm PT, on January 19, 2018: On the Offer website, log in and proceed to Make My Election, and follow the instructions through to the steps of Review, Submit and Print My Election. You can also change/withdraw by submitting the election form via fax. The last election properly received as of the expiration date will be the recorded election. CONFIDENTIAL How do I change or withdraw my election?

Examples CONFIDENTIAL

Example 1 CONFIDENTIAL Eligible employee (not an eligible officer) Exchanges in the Offer an eligible option grant to purchase 4,800 shares of our common stock that was scheduled to become fully vested by July 19, 2018. Offer expires and new options are granted January 19, 2018. New Option Grant: 4,800 shares Entirely unvested on new option grant date, vesting commencement date is January 19, 2018. Fully vested on January 19, 2019 (1-year anniversary of the new option grant date), subject to eligible employee’s continued service to Otonomy or any of its subsidiaries through such date.

Example 2 Eligible employee (not an eligible officer) Exchanges in the Offer an eligible option grant to purchase 4,800 shares of our common stock that would have been vested as to 1,200 shares underlying the eligible option grant through July 19, 2018. Offer expires and new options are granted on January 19, 2018. New Option Grant: 4,800 shares Entirely unvested on new option grant date, vesting commencement date is January 19, 2018. 2,400 shares scheduled to vest on January 19, 2019 (1-year anniversary of the new option grant date), subject to eligible employee’s continued service to Otonomy or any of its subsidiaries through such date. 1,200 (shares that correspond to the portion of the exchanged option grant that would have been vested on July 19, 2018), plus 1,200 (1/3 of 3,600 remaining shares). Remaining 2,400 shares scheduled to vest over 24 months following January 19, 2019, on the 19th day of each month, at the rate of 100 shares on each vesting date, subject to continued service to Otonomy or any of its subsidiaries through each vesting date. Fully vested on January 19, 2021, subject to continued service through such date.

Example 3 Eligible officer Exchanges in the Offer an eligible option to purchase 3,600 options that would have been vested as to 900 shares underlying the eligible option grant through July 19, 2018. Offer expires and new options are granted on January 19, 2018. New option grant: 2,400 shares (3,600 shares divided by 1.5) Entirely unvested on new option grant date, vesting commencement date is January 19, 2018. 1,200 shares scheduled to vest on January 19, 2019, the 1-year anniversary of the new option grant date, subject to eligible officer’s continued service to Otonomy or any of its subsidiaries through such date. 600 (shares that correspond to the portion of the exchanged option grant that would have been vested on July 19, 2018), plus 600 (1/3 of the 1,800 remaining shares). Remaining 1,200 shares scheduled to vest over 24 months following January 19, 2019, on the 19th day of each month, at the rate of 50 shares on each vesting date, subject to continued service to Otonomy or any of its subsidiaries through each vesting date. Fully vested on January 19, 2021, subject to continued service through such date. CONFIDENTIAL

Important Considerations Participation is voluntary. There are risks- review the “Risks of Participating” in the Offer information. CONFIDENTIAL Consult with your financial, legal or tax advisers to weigh the benefits and risk involved in participating in the Offer. Cannot guarantee any particular benefit or return Vested options will be exchanged for unvested options Does not guarantee future employment: If you resign or are terminated for any reason, and your exchanged option is not vested, it will be cancelled Among other risks

Questions? Review the information provided to you today in the Launch Email from Dave. Visit the Offer website at https: //Otonomy.equitybenefits.com, which includes the Offer to Exchange, the election form, and other information. You should direct questions about this Offer to Carla Boren at: Otonomy, Inc. 4796 Executive Drive San Diego, California 92121 (619) 323-2209 (Direct) (619) 323-2200 (Main) Email: exchange@otonomy.com CONFIDENTIAL